EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
June 18, 2020

Centrus Reports Results of Annual Shareholder Meeting

BETHESDA, Md. - Centrus Energy Corp. (NYSE American: LEU) announced the results of the 2020 annual meeting of shareholders held on June 17, 2020. As of the record date, April 20, 2020, there were 8,783,189 shares of Centrus Class A common stock outstanding, each entitled to one vote, and 87.67 percent of those shares were represented at the annual meeting.

The Company’s stockholders passed all four questions, including electing the nine director nominees for a term of one year; approving the Section 382 Rights Agreement, as amended; holding an advisory vote to approve the Company’s executive compensation; and ratifying the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2020.

Stockholders reelected Michael Diament, W. Thomas Jagodinski, Patricia J. Jamieson, William J. Madia, Daniel B. Poneman, Neil S. Subin, and Mikel H. Williams to the Board of Directors, and newly elected Tina W. Jonas.

Jonas is an executive with a distinguished career in government and in the private sector. She is currently an independent consultant and serves on several boards in the defense and aerospace sectors. Prior to becoming an independent consultant, Jonas served as an executive with UnitedHealth Group, as President of UnitedHealthcare, Military and Veterans, and as Senior Vice President, Operations for Optum, from 2012 to 2014. A recognized expert in military and defense issues, she served more than two decades in government including as Undersecretary of Defense (Chief Financial Officer/Comptroller) for the Department of Defense, from 2004 to 2008. Her corporate experience included serving as director of operations with United Technologies Corp, Sikorsky Aircraft, from 2008 to 2010.

About Centrus Energy Corp.

Centrus is a trusted supplier of nuclear fuel and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources - helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,750 reactor years of fuel, which is equivalent to 7 billion tons of coal.

With world-class technical capabilities, Centrus offers turnkey engineering and advanced manufacturing solutions to its customers. The Company is also advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at www.centrusenergy.com.

###

Contacts:

Investors: Dan Leistikow (301) 564-3399 or LeistikowD@centrusenergy.com
Media: Lindsey Geisler (301) 564-3392 or GeislerLR@centrusenergy.com